424B3

PROSPECTUS

Filed Pursuant to Rule 424(b)(3)
Registration Number 333-234299

Commission File Number 000-26108

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information that we have provided in our prospectus, this prospectus supplement, and any other applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, and any applicable prospectus supplement, is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security. Our business, financial conditions, results of operations and prospects may have changed since that date.

References to “Management” in this prospectus supplement mean the senior officers of the Company. Any statements in this Prospectus made by or on behalf of Management are made in such persons’ capacities as officers of the Company, and not in their personal capacities.

As used in this prospectus, the terms “we”, “us”, the “Company”, “American Cannabis”, and our subsidiary “Hollister & Blacksmith, Inc.” mean American Cannabis Company, Inc., unless otherwise indicated. All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUPPLEMENT

This prospectus supplement amends and supplements the prospectus dated October 31, 2019 which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-234299). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021, April 30, 2021, and July 9, 2021.

This prospectus supplement updates and supplements the information in the Prospectus dated October 11, 2019 and may not be delivered or utilized except in combination with the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

THE OFFERING

This prospectus update relates to the resale of up to 34,090,909 shares of the Common Shares, issuable to White Lion Capital, LLC (“White Lion”), a selling stockholder pursuant to a “Purchase Notice right” under an investment agreement (the “Investment Agreement”), dated October 11, 2019, that we entered into with White Lion. The Investment Agreement permits us to issue Purchase Notices to White Lion for up to seven million, five hundred thousand dollars ($7,500,000) in shares of our common stock over a period of up to thirty-six (36) months or until $7,500,000 of such shares have been subject of a Purchase Notice.

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The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

White Lion Capital, LLC is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is quoted by the OTC Markets Group OTCQB tier under the symbol “AMMJ”.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. However, we will receive proceeds from the sale of shares of our common stock pursuant to our exercise of the Purchase Notice right offered by White Lion Capital, LLC. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED ON PAGE 5 HEREIN AND IN OUR FORM S-1 FILED OCTOBER 31, 2019, AS WELL AS OUR SUBSEQUENTLY FILED PERIODIC AND CURRENT REPORTS, WHICH WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 10, 2021.

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COMPANY BACKGROUND

American Cannabis Company, Inc. and subsidiary is a publicly listed company quoted on the OTC Markets OTCQB Trading Tier under the symbol “AMMJ”. We are based in Denver, Colorado and operate a fully integrated business model that features end-to-end solutions for businesses operating in regulated cannabis industry in states and countries where cannabis is regulated and/or has been decriminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and manage a strategic group partnership that offers both exclusive and non-exclusive customer products commonly used in the industry.

We are a Delaware corporation formed on September 24, 2001 with the name Naturewell, Inc. Pursuant to a merger transaction on March 13, 2013,, the Company changed its name to Brazil Interactive Media, Inc. (“BIMI”), and operated as the owner of a Brazilian interactive television technology and television production company named BIMI, Inc. Pursuant to an Agreement and Plan of Merger dated May 15, 2014, between the Company, Cannamerica Corp. (“Merger Sub”), a wholly-owned subsidiary of BIMI, and Hollister & Blacksmith, Inc. a wholly owned subsidiary of American Cannabis Consulting (“American Cannabis Consulting”) we changed our name to American Cannabis Company, Inc. Pursuant to the Merger Agreement, which was consummated and became effective on September 29, 2014, Merger Sub was merged with and into American Cannabis Consulting through a reverse triangular merger transaction, we changed our name to “American Cannabis Company, Inc.”, and our officers and directors in office prior to the Merger Agreement resigned and American Cannabis Consulting appointed new officers and directors to serve our Company. In concert with the Merger Agreement, we consummated a complete divestiture of BIMI, Inc. pursuant to a Separation and Exchange Agreement dated May 16, 2014 (the “Separation Agreement”) between the Company, BIMI, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Brazil Investment Holding, LLC (“Holdings”), a Delaware limited liability company. On October 10, 2014, we changed our stock symbol from BIMI to AMMJ.

INDUSTRY AND REGULATORY OVERVIEW

As is more fully discussed below, as a result of the closure of our material definitive agreement announced on March 11, 2021, and closed on April 30, 2021, the Company is now currently engaged in the direct growth, cultivation, harvesting and distribution of medicinal cannabis. We also continue to offer consulting services to licensed owner operators and applicants for state offered cannabis licenses, who seek to engage in the medical and/or recreational cannabis business in those state jurisdictions where cannabis has been legalized. We also sell ancillary products which are used in the legalized cannabis industry.

As of the date of this filing, thirty-five states, the District of Columbia and four U.S. Territories currently have laws broadly legalizing cannabis in some form for either medicinal or recreational use governed by state specific laws and regulations. Although legalized in some states, cannabis is a “Schedule 1” drug under the Controlled Substances Act (21 U.S.C. § 811) (“CSA”) and is illegal under federal law.

On August 29, 2013, The Department of Justice set out its prosecutorial priorities in light of various states legalizing cannabis for medicinal and/or recreational use. The “Cole Memorandum” provided that when states have implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale, and possession of cannabis, conduct in compliance with those laws and regulations is less likely to threaten the federal priorities. Indeed, a robust system may affirmatively address those priorities by, for example, implementing effective measures to prevent diversion of cannabis outside of the regulated system and to other states, prohibiting access to cannabis by minors, and replacing an illicit cannabis trade that funds criminal enterprises with a tightly regulated market in which revenues are tracked and accounted for. In those circumstances, consistent with the traditional allocation of federal-state efforts in this area, the Cole Memorandum provided that enforcement of state law by state and local law enforcement and regulatory bodies should remain the primary means of addressing cannabis-related activity. If state enforcement efforts are not sufficiently robust to protect against the harms set forth above, the federal government may seek to challenge the regulatory structure itself in addition to continuing to bring individual enforcement actions, including criminal prosecutions, focused on those harms.

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On January 4, 2018, Attorney General Jeff Sessions issued a memorandum for all United States Attorneys concerning cannabis enforcement under the CSA. Mr. Sessions rescinded all previous prosecutorial guidance issued by the Department of Justice regarding cannabis, including the August 29, 2013 “Cole Memorandum”.

In rescinding the Cole Memorandum, Mr. Sessions stated that U.S. Attorneys must decide whether or not to pursue prosecution of cannabis activity based upon factors including: the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community. Mr. Sessions reiterated that the cultivation, distribution, and possession of marijuana continues to be a crime under the U.S. Controlled Substances Act.

On March 23, 2018, President Donald J. Trump signed into law a $1.3 trillion-dollar spending bill that included an amendment known as “Rohrabacher-Blumenauer,” which prohibits the Justice Department from using federal funds to prevent certain states “from implementing their own State laws that authorize the use, distribution, possession or cultivation of medical cannabis.”

On December 20, 2018, President Donald J. Trump signed into law the Agriculture Improvement Act of 2018, otherwise known as the “Farm Bill”. Prior to its passage, hemp, a member of the cannabis family, was classified as a Schedule 1 controlled substance, and so illegal under the federal CSA.

With the passage of the Farm Bill, hemp cultivation is now broadly permitted. The Farm Bill explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law.

Under Section 10113 of the Farm Bill, hemp cannot contain more than 0.3 percent THC. THC refers to the chemical compound found in cannabis that produces the psychoactive “high” associated with cannabis. Any cannabis plant that contains more than 0.3 percent THC would be considered non-hemp cannabis—or marijuana—under the CSA and would not be legally protected under this new legislation and would be treated as an illegal Schedule 1 drug.

Additionally, there will be significant, shared state-federal regulatory power over hemp cultivation and production. Under Section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of the United States Department of Agriculture (hereafter referred to as the “USDA”). A state’s plan to license and regulate hemp can only commence once the Secretary of USDA approves that state’s plan. In states opting not to devise a hemp regulatory program, USDA will construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally run program. This system of shared regulatory programming is similar to options states had in other policy areas such as health insurance marketplaces under Affordable Care Act, or workplace safety plans under Occupational Health and Safety Act—both of which had federally-run systems for states opting not to set up their own systems.

The Farm Bill outlines actions that are considered violations of federal hemp law (including such activities as cultivating without a license or producing cannabis with more than 0.3 percent THC). The Farm Bill details possible punishments for such violations, pathways for violators to become compliant, and even which activities qualify as felonies under the law, such as repeated offenses.

One of the goals of the previous 2014 Farm Bill was to generate and protect research into hemp. The 2018 Farm Bill continues this effort. Section 7605 re-extends the protections for hemp research and the conditions under which such research can and should be conducted. Further, section 7501 of the Farm Bill extends hemp research by including hemp under the Critical Agricultural Materials Act. This provision recognizes the importance, diversity, and opportunity of the plant and the products that can be derived from it, but also recognizes that there is a still a lot to learn about hemp and its products from commercial and market perspectives.

As a result of the November, 2020 federal elections, and the election of Joseph R. Biden as president, it is expected that the federal government will move to amend parts of the CSA and de-schedule cannabis as a Schedule 1 drug.

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In late January, 2021, Senate Majority Leader Chuck Schumer said lawmakers are in the process of merging various cannabis bills, including his own legalization legislation. He is working to enact reform in this Congressional session. This would include the Marijuana Freedom and Opportunity Act, that would federally de-schedule cannabis, reinvest tax revenue into communities most affected by the drug war, and fund efforts to expunge prior cannabis records. It is likely that the Marijuana Opportunity, Reinvestment, and Expungement (MORE) Act would be incorporated.

Other federal legislation under review for possible submission includes the SAFE Banking Act (or Secure and Fair Enforcement Act), a bill that would allow cannabis companies to access the federally-insured banking system and capital markets without the risk of federal enforcement action, and the Strengthening the Tenth Amendment Through Entrusting States Act (or STATES Act), a bill that seeks protections for businesses and individuals in states that have legalized and comply with state laws).

Notably with respect to our business, on November 1, 2019, Colorado Bill HB-19-1090, was passed and made effective. This law allows publicly traded corporations to apply for and qualify for the ownership of Colorado cannabis licenses.

On September 18, 2020, Colorado’s Marijuana Enforcement Division (MED), approved the Company’s application for suitability, establishing the Company as one of the few publicly traded companies authorized to acquire, own and operate various cannabis licenses throughout Colorado, in both the recreational and medical markets.

On December 16, 2020, the Company announced that it executed a non-binding letter of intent to purchase assets of Naturaleaf, a long-standing licensed owner operator in the Colorado Springs medical cannabis market since 2009. Assets include three (3) retail dispensaries located throughout the city along and one 10,000 square foot cultivation operation with non-volatile extraction capabilities.

MARCH 11, 2021 ENTRY INTO MATERIAL DEFINTIVE AGREEMENT

On March 11, 2021, we entered into an asset purchase agreement with Medihemp, LLC (“Medihemp”) and its wholly owned subsidiary SLAM Enterprises, LLC (“SLAM”), and Medical Cannabis Caregivers, Inc. (“Medical Cannabis”), each an entity organized and operating under the laws of the State of Colorado, and all doing business as “Naturaleaf.”

Other than with respect to the entry into the material definitive agreement, no material relationship exists between the parties to the asset purchase agreement.

Medihemp and SLAM respectively own fixed assets and operates two retail Medical Marijuana Centers located at 1004 S. Tejon Street, Colorado Springs, CO 80903, and 2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909.

Medical Cannabis owns and operates fixed assets and operates a retail Medical Marijuana Center located at 5875 Lehman Drive, Ste. 100, Colorado Springs, CO 80918.

Medical Cannabis also owns and operates a Medical Marijuana Optional Premises Cultivation license, and a Medical Marijuana-Infused Product Manufacturer license, along with fixed assets all located at 2611 Durango Drive, Colorado Springs, CO 80910.

By virtue of the asset purchase agreement, we agreed to purchase, own and operate, and Medihemp, SLAM, and Medical Cannabis agreed to sell and/or assign to us, all of their respective fixed assets and associated intellectual property, including assignment of the following licenses issued by the Colorado Marijuana Enforcement Division (“MED”) and the corresponding City of Colorado Springs (“City”):

o	Medihemp’s, SLAM’s and Medical Cannabis’ respective Medical Marijuana Center licenses;

o	Medical Cannabis’ Medical Marijuana Infused Product Manufacturer license; and,

o	Medical Cannabis’ Medical Marijuana Optional Premises Cultivation license.

As part of the transaction, we assumed leases for Medihemp, SLAM, and Medical Cannabis’ respective retail Medical Marijuana Centers. We also entered into a separate lease for Medical Cannabis’ Durango Drive facility.

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The purchase price for the acquisition is $2.2 million dollars and the issuance of 3 million shares of our restricted common stock. Payment terms required a $20,000 non-refundable payment upon signing, a cash payment of $1,080,000 after the receipt of the Contingent Approval Letters of the Change of Ownership applications from the MED and City, and the balance of $1,100,000 paid pursuant to a promissory note executed us effective upon receipt of the Contingent Approval Letters. The maturity date of the Promissory Note is 365 days from the Closing Date, includes 10% simple interest accruing annually, and is not subject to a pre-payment penalty.

The closing of the transaction was contingent upon our completing due diligence, including obtaining the audited financial statements of Medihemp, SLAM and Medical Cannabis, and the receipt of the Contingent Approval Letters from MED and City approving the transfer of the licenses to us. In the event MED and City did not approve the license transfers, the asset purchase agreement was agreed to terminate, with the forfeiture of our initial $20,000 payment.

APRIL 30, 2021 CONTINGENT APPROVAL LETTERS ISSUED BY COLORADO MED AND THE MATERIAL DEFINITIVE AGREEMENT CLOSES

On April 30, 2021, the Colorado MED and the City of Colorado Springs granted approval for the change of ownership, and we completed the asset purchase agreement with Medihemp, LLC (“Medihemp”) and its wholly owned subsidiary SLAM Enterprises, LLC (“SLAM”), and Medical Cannabis Caregivers, Inc. (“Medical Cannabis”), each an entity organized and operating under the laws of the State of Colorado, and all doing business as “Naturaleaf.”

Medihemp and SLAM respectively own fixed assets and operate two retail Medical Marijuana Centers located at 1004 S. Tejon Street, Colorado Springs, CO 80903, and 2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909.

Medical Cannabis owns fixed assets and operates a retail Medical Marijuana Center located at 5875 Lehman Drive, Ste. 100, Colorado Springs, CO 80918.

Medical Cannabis also owns and operates a Medical Marijuana Optional Premises Cultivation license, and a Medical Marijuana-Infused Product Manufacturer license, along with fixed assets all located at 2611 Durango Drive, Colorado Springs, CO 80910.

By virtue of the closing of the asset purchase agreement, we agreed to purchase, own and operate, and Medihemp, SLAM, and Medical Cannabis agreed to sell and/or assign to us, all of their respective fixed assets and associated intellectual property, including assignment of the following licenses issued by the Colorado Marijuana Enforcement Division (“MED”) and the corresponding City of Colorado Springs (“City”):

o	Medihemp’s, SLAM’s and Medical Cannabis’ respective Medical Marijuana Center licenses;

o	Medical Cannabis’ Medical Marijuana Infused Product Manufacturer license; and,

o	Medical Cannabis’ Medical Marijuana Optional Premises Cultivation license.

As part of the transaction, we assumed leases for Medihemp, SLAM, and Medical Cannabis’ respective retail Medical Marijuana Centers. We entered into a separate lease for Medical Cannabis’ Durango Drive facility.

The purchase price for the acquisition was $2.2 million dollars and the issuance of 3 million shares of our restricted common stock. Payment terms required a $20,000 non-refundable payment upon signing, which we made, a cash payment of $1,080,000 after the receipt of the Contingent Approval Letters of the Change of Ownership applications from the MED and City, and the balance of $1,100,000 paid pursuant to a promissory note executed by us effective upon receipt of the Contingent Approval Letters. The maturity date of the Promissory Note is 365 days from the Closing Date, includes 10% simple interest accruing annually, and is not subject to a pre-payment penalty.

Pursuant to the material definitive agreement disclosed on Form 8-K March 12, 2021, and as partial consideration for the asset purchase transaction, on April 29, 2021 we issued three million (3,000,000) shares of restricted unregistered common stock to Roger Scott Saunders, the sole affiliate and control person of Medical Cannabis, Medihemp and SLAMM.

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We issued the above shares of its common stock pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, available to the registrant by Section 4(a)(2) promulgated thereunder due to the fact that it was an isolated issuance and did not involve a public offering of securities. The three million shares issued are less than 5% of our issued and outstanding stock as of the date of its last periodic report.

DESCRIPTION OF PROPERTY

On June 1, 2020, we entered into a new lease membership for offices located at 2590 Walnut Street, #6, Denver Colorado, 80205 for a one-year term for an amount of $2,895 per month. We determined under ASC 842, due to the short-term nature of the lease that the lease membership agreement met the criteria of ASC 842-20-25-2 and as such it is not necessary to capitalize the lease and rent will be recognized on a monthly straight-line basis.

In connection with our acquisition of Naturaleaf, we entered into assignments for the following leases:

o	1004 S. Tejon Street, Colorado Springs, CO 80903 subject to a one-year term expiring June 30, 2022 with a monthly rent of $3,700.
o	2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909 subject to a one-year term expiring June 30, 2022 with a monthly rent of $1,069.
o	5870 Lehman Drive Suite 200, Colorado Springs, CO 80918 subject to a lease with two years remaining and expiring on January 1, 2023 with an option to extend for an additional 60 months. Our current monthly rent is $2,732.

We separately entered into a lease for the Naturaleaf’s cultivation facility located at 2611 Durango Drive, Colorado Springs, CO 80910.

o	2611 Durango Drive, Colorado Springs, CO 80910 subject to a one-year lease terminating on May 31, 2022 with a monthly rent of $10,200.

DESCRIPTION OF OUR BUSINESS

We now primarily operate within the regulated cannabis industry with four operation divisions: (i) consulting and professional services; (ii) the sale of products and equipment commonly utilized in the cultivation, processing, transportation or retail sale of cannabis; (iii) a new business consulting division called “American Hemp Services,” which offers hemp producers with consulting and professional services including business plan creation, greenhouse and farm design, license acquisition, seed sales, hemp processing, operational deployment, and crop improvement; and, (iv) our licensed owner operator medical marijuana dispensaries and cultivation facilities located in Colorado Springs, Colorado under the trade name “Naturaleaf.”

Cannabis and Hemp Consulting Services

We offer consulting services for companies associated with the cannabis and hemp industries in all stages of development. Our service offerings include the following:

o	Cannabis and Hemp Business Planning. Our commercial cannabis and hemp business planning services are structured to help those pursuing state based operational licensing to create and implement effective, long-range business plans. We provide pro-formas and business plans and work with our clients to generate a comprehensive strategy based on market need and growth opportunities, and be a partner through conceptual design activities, site selection, site design, the development of best operating practices, the facility build-out process, and the deployment of products. We understand the challenges and complexities of the regulated commercial cannabis and hemp markets and we have the expertise to help client businesses thrive.

o	Cannabis and Hemp Business License Applications. Our team has the experience necessary to help clients obtain approval for their state license and ensure their company remains compliant as it grows. We have crafted successful, merit-based medical marijuana business license applications in multiple states, and we understand the community outreach and coordination of services necessary to win approval. As part of the process for crafting applications, we collaborate with clients to develop best practices standard operating procedures, business protocols, safety standards, a security plan, and a staff training program. Depending on the nature of our clients’ businesses and needs, we can work with our clients to draft detailed cultivation plans, create educational materials for patients, or design and develop products that comply with legal state guidelines
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o	Cultivation Build-out Oversight Services. We offer cultivation build-out consulting as part of our Cannabis and Hemp Business Planning service offerings. We help clients ensure their construction project timeline is being met, facilities are being designed with compliance and the regulated cannabis industry in mind, and that facilities are built to the highest of quality standards for cannabis and hemp production and/or distribution. This enables a seamless transition from construction to cultivation, ensuring that client success is optimized and unencumbered by mismanaged construction projects.

o	Cannabis Regulatory Compliance. Based on our understanding of regulated commercial cannabis and hemp laws nationwide, we can help client cultivation operations, retail dispensaries and/or infused-product kitchen businesses to meet and maintain regulatory compliance for both medical and recreational markets. We partner with our clients to establish standard operating procedures in accordance with their state’s regulation and help them implement effective staff hiring and training practices to ensure that employees adhere to relevant guidelines.

o	Compliance Audit Services. Our regulatory compliance service offerings include compliance auditing. The regulated cannabis and hemp industries are developing rapidly with evolving laws and regulations and navigating through current and new regulations and systems can be tedious and daunting. To assist our clients in addressing these challenges, we offer compliance audits performed by our experienced and knowledgeable staff; our team members maintain comprehensive oversight of the cannabis and hemp industries while staying up to date on current and new laws and regulations. Our compliance audits assess various regulatory topics, including: (1) licensing requirements; (2) visitor intake procedures; (3) seed-to-sale inventory tracking; (4) proper waste disposal procedures; (5) recordkeeping and documentation requirements; (6) cannabis transportation procedures; (7) packaging and labeling requirements; (8) security requirements; (9) product storage; (10) mandatory signage; and (11) preparedness for state and local inspections.

o	Cannabis and Hemp Business Growth Strategies. Our team shares its collective knowledge and resources with our clients to create competitive, forward-looking cannabis and hemp business growth strategies formulated to minimize risk and maximize potential. We customize individual plans for the unique nature of our client businesses, their market and big-picture goals, supported with a detailed analysis and a thorough command of workflow best practices, product strategies, sustainability opportunities governed by a core understanding or regulatory barriers and/or opportunities.

o	Cannabis and Hemp Business Monitoring. The regulated commercial cannabis and hemp industries are constantly growing and shifting, and the ongoing monitoring of a cannabis and hemp business allows it to remain responsive to evolving consumer demands and state regulations as well as potential operations problems. We offer fully integrated business analysis solutions. Our monitoring services include sales tracking, market assessment, loss prevention strategies, review of operational efficiency and workflow recommendations. Additionally, our services include Strength, Weakness, Opportunity and Threat (“SWOT”) analysis, where we analyze client operations to pinpoint strengths, weaknesses, opportunities and threats. Our SWOT analyses allow clients to focus their efforts and resources on the most critical areas along these dimensions.

Equipment and Supplies

In addition to professional consulting services, we operate an equipment and supplies division for customers in the cannabis industry. Our Group Purchasing Organization, American Cultivator CO., enables customers to procure commonly used cultivation supplies at competitive prices. Our major product offerings include the following:

o	The Satchel™. The Satchel was invented in response to regulatory changes in Colorado and elsewhere that require childproof exit containers. The Satchel is a pouch-like case designed as a high-quality, child-proof exit package solution for the regulated cannabis industry. The Satchel meets child-safety requirements of the Consumer Products Safety Commission (“CPSC”), making it compliant in all states, and the Satchel’s drawstring and toggle lock fulfills the requirements of the Poison Prevention Packaging Act of 1970 (16 CFR part 1700). There are few products meeting regulatory standards, and even fewer that offer distinctive quality. The Satchel will meet all current exit packaging regulations, featuring a child-proof closure that completely conceals the contents inside. On March 29, 2016, the U.S. Patent and Trademark Office issued us Patent No. 9,296,524 B2 for the Satchel.
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o	SoHum Living Soil™. The right grow methodology is critical to the success of any cannabis cultivation operation, and SoHum Living Soil™ is our solution to ensure that our customers can implement an optimal methodology that will maximize quality and yields while simplifying the cultivation process and reducing risk of operator error and test failure. The SoHum medium is a fully amended Just-add-water soil that contains none of the synthetic components found in other potting mixes and requires no chemical additives to spur growth. Compared with comparable methodologies, SoHum Living Soil™ offers a number of key advantages, including: (1) consistent Pyto-pharmaceutical-grade product quality; (2) improved plant resistance to disease; and (3) reduced operator error.

o	High Density Cultivation System (HDCS™). A key metric in the success of a cultivation operation is the maximization of available space to grow. Our High-Density Cultivation System is a solution designed to ensure that space is used in the most efficient manner possible. The system takes advantage of the existence of vertical space, with racks installed vertically and placed on horizontal tracking to eliminate multiple isles and create multiple levels of space with which to grow plants. The High-Density Cultivation System allows customers to increase production capacity without the need to add additional square footage to the operation.

o	The Cultivation Cube™. The Cultivation Cube™ is a self-contained, scalable cultivation system that is compliant with regulatory guidelines. The Cultivation Cube™ allows commercial cannabis cultivation operations to maximize space, yield and profit through an innovative design that provides a fully integrated growing solution. The Cultivation Cube utilizes more lights per square foot than traditional grow systems, which translates to profit increases per square foot. The Cultivation Cube™ is also stackable, which allows customers to achieve vertical gains and effectively doubles productive square-footage. It is an ideal solution for commercial-scale cultivation within limited space, with numerous advantages over other traditional grow systems, including: (1) flexibility to fit customer build-out sites; (2) efficient speed-to-market with fast delivery and setup; (3) increased security with limited access units; (4) risk mitigation through precision environmental controls; and, (5) is compatible with lean manufacturing principles and operations.

o	Other Products. We consult with our clients to source cultivation, extraction and dispensary equipment. We offer our clients a diverse array of commonly utilized product offerings from across all areas of the regulated cannabis industry, including cultivation operations, medicinal and recreational cannabis dispensary operations, and infused products. Examples of products available include HID Ballasts, reflectors, MH and HPS bulbs, T5 fixtures, mediums, nutrients, and fertilizers, growing containers, flood tables, reservoirs, and various other supplies, including cleaning products and office supplies.

Naturaleaf

On April 30, 2021, the Colorado Marijuana Enforcement Division granted approval for a change of ownership whereby we obtained licenses and became an owner operator of Medical Marijuana Centers located at:

o	1004 S. Tejon Street, Colorado Springs, CO 80903;
o	2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909; and,
o	5875 Lehman Drive, Ste. 100, Colorado Springs, CO 80918.

Additionally, we acquired a cultivation facility located at 2611 Durango Drive, Colorado Springs, CO 80910 and a Medical Marijuana Optional Premises Cultivation license, and a Medical Marijuana-Infused Product Manufacturer license. Our plan is to utilize the cultivation license and the infused product manufacturer license as an owner operator to provide cannabis for sale in our dispensary locations. Sales at our Naturaleaf dispensaries are conducted consistent with the Colorado Medical Marijuana Program governing Medical Marijuana store licenses and cultivation licenses.

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TABLE OF EXHIBITS

INCORPORATION BY REFERENCE

As permitted by General Instruction VII to Form S-1, the SEC allows us to “incorporate by reference” into this prospectus supplement certain information that we have previously filed, which means that we can disclose important information to you by referring you to those documents. The documents and information incorporated by reference are considered part of this prospectus supplement and the prospectus. The following documents that we have filed with the SEC is hereby incorporated by reference into this prospectus supplement:

o	Form 8-K filed March 12, 2021 and exhibits filed therewith;
o	Form 8-K filed April 30, 2021 and exhibits filed therewith;
o	Form 8-K/A filed July 9, 2021 and exhibits filed therewith.

Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information incorporated by reference in this prospectus supplement (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, American Cannabis Company, Inc. 2590 Walnut Street, #6, Denver, CO 80205; telephone 303-974-4770. These filings may also be obtained through our website located at https://americancannabisconsulting.com/investors/. The reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not intended to be part of this prospectus supplement.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into the prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the prospectus.

You should rely only on the information incorporated by reference or provided in the prospectus, this prospectus supplement, or any other prospectus supplement that we may file in the future. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such document.

Exhibit Number	Description of Exhibit
99(i)	Form 8-K filed March 12, 2021, incorporated herein by reference

99(ii)	Form 8-K filed April 30, 2021, incorporated herein by reference

99(iii)	Form 8-K filed July 9, 2021, incorporated herein by reference

99(iv)	Consent of BF Borgers CPA PC, incorporated by reference from our Form 8-K filed July 9, 2021.

99(v)	Medihemp, LLC and Medical Cannabis Caregivers, Inc. DBA Naturaleaf Combined Financial Statements For the Years Ended December 31, 2020 and 2019, incorporated by reference from our Form 8-K filed July 9, 2021.

99(vi)	Unaudited Pro Forma Combined Financial Information for the Year Ended December 31, 2020, incorporated by reference from our Form 8-K filed July 9, 2021.

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